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[LETTERHEAD OF SCHRECK BRIGNONE]

EXHIBIT 5.2

May 27, 2004

Poster Financial Group, Inc.
129 E. Fremont Street
Las Vegas, Nevada 89101

Ladies and Gentlemen:

        We have acted as special Nevada counsel to each of Poster Financial Group, Inc., a Nevada corporation (the "Company"), GNLV, CORP., a Nevada corporation ("GNLV"), GNL, Corp., a Nevada corporation ("GNL") and Golden Nugget Experience, LLC, a Nevada limited liability company ("GNE", and together with GNLV and GNL, the "Guarantors"), in connection with the registration by the Company of $155,000,000 aggregate principal amount of its 8 3/4% Senior Secured Notes due 2011 (the "Exchange Notes") and the guarantees of the Exchange Notes (the "Guarantees") by the Guarantors pursuant to a Registration Statement on Form S-4 (File No. 333-114335) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on April 8, 2004, as amended by Amendment No. 1 to such Registration Statement to be filed with the Commission under the 1933 Act as of the date hereof (as amended, the "Registration Statement"). The Exchange Notes and the Guarantees will be issued pursuant to the indenture, dated as of December 3, 2003, by and between the Company and HSBC Bank USA, as trustee (the "Trustee"), as amended by the Supplemental Indenture, dated as of January 23, 2004, by and among the Company, the Guarantors and the Trustee, (as amended, the "Indenture"). Capitalized terms used herein without definition have the meanings given to them in the Indenture, a copy of which was filed as an exhibit to the Registration Statement.

        In our capacity as your special Nevada counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, and for purposes of this opinion, we have assumed such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will otherwise be in compliance with law.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed herein. In our examination, we have assumed: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (ii) that each natural person executing any instrument, document, or agreement is legally competent to do so; (iii) there are no oral or written modifications of or amendments to the documents we have examined, and there has been no waiver of any of the provisions thereof, by actions or conduct of the parties or otherwise; and (iv) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

        We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary or appropriate for purposes of this opinion.

        We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the laws of the State of Nevada and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction or as to matters of municipal law or the laws of any other local agencies within the state. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal law, including any federal securities law, or any state securities or "Blue Sky" laws.

Poster Financial Group, Inc.
May 27, 2004

        Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

        1.     Each of the Company, GNLV and GNL has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada. GNE has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Nevada.

        2.     Each of the Company and the Guarantors has the corporate or limited liability company power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and to enter into and perform its respective obligations under the Indenture and the Registration Rights Agreement.

        3.     The execution and delivery of the Exchange Notes, the Indenture and the Registration Rights Agreement have been duly authorized by the Company and the Guarantors, as applicable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein under the caption "Legal Matters" in the prospectus included therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Schreck Brignone SCHRECK BRIGNONE

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